Exhibit 5.1

July 13, 2006

VirtualScopics, Inc.
350 Linden Oaks
Rochester, New York 14625

Dear Sirs:

We are acting as counsel to VirtualScopics, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form SB-2, filed on May 2, 2006 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), covering 4,480,000 shares of the Company's common stock, par value $.001 per share (the “Common Stock”), which are being registered in connection with the proposed sale of the shares of Common Stock by the selling stockholders listed therein.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, we are of the opinion that the 4,480,000 shares of Common Stock included in the Registration Statement that are issuable pursuant to the conversion into Common Stock of outstanding shares of the Company's series A convertible preferred stock and the exercise of warrants to purchase Common Stock will, when issued, delivered and paid for in accordance with the terms and conditions of the instruments governing their issuance, be legally issued, fully paid and non-assessable.

This opinion is limited to the laws of the state of organization of the Company and the applicable federal laws of the United States of America. This opinion may not be relied upon and is not for the benefit of any person or legal entity other than those persons or entities listed as the addressees above.

This Opinion Letter is provided to you as a legal opinion and not as a guarantee of the matters discussed herein. Our opinions are limited to the matters expressly stated herein, and no other opinions may be implied or inferred.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ WOODS OVIATT GILMAN LLP